UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 17, 2014

LANDAUER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9788	06-1218089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Science Road, Glenwood, Illinois	60425
(Address of Principal Executive Offices)	(Zip Code)

(708) 755-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mark Zorko as Interim Chief Financial Officer

On June 17, 2014, the Board of Directors of Landauer, Inc. (the “Company”) appointed Mark Zorko as the Company’s Interim Chief Financial Officer, as well as its principal financial officer, each effective on June 21, 2014.  A press release announcing Mr. Zorko’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Zorko, age 62, has served as Senior Financial Advisor of the Company since April 2014.  Prior to that time, Mr. Zorko served as the Chief Financial Officer of Steel Excel, Inc. (“SXCL”) until May 2013. He also served as the President and Chief Executive Officer of SXCL’s subsidiary Well Services Ltd. (“WSL”) in 2012 and Chief Financial Officer of DGT Holdings Corp. (“DGTC”) from 2006 through 2012.  SXCL, WSL and DGTC are all affiliated with Steel Partners Holding, L.P., a publicly traded diversified global holding company.  SXCL is primarily engaged in the oilfield service business and is publicly traded.  DGTC was engaged in the business of x-ray imaging and power conversion subsystems worldwide.  From 2000 to 2010, Mr. Zorko was a CFO Partner at Tatum, LLC, a professional services firm, where he held Chief Financial Officer positions with public and private client companies.  His prior experience also includes serving as the corporate controller for Zenith Data Systems Corporation, a computer manufacturing and retail electronics company, and finance manager positions with Honeywell, Inc.  Mr. Zorko was with Arthur Andersen & Co.  Mr. Zorko served in the Marine Corps from 1970 to 1973.  Mr. Zorko is on Board of Directors of MFRI, Inc., a publicly held company engaged in the manufacture and sale of piping systems, filtration products, industrial process cooling equipment and the installation of HVAC systems, Chairs the Audit Committee and serves on the Compensation and Nominations/Governance Committees. He previously chaired the Strategy Committee.  He is also on the Audit Committee for Opportunity Int’l, a microfinance bank, and on the Finance Committee for the Alexian Brothers Health System.  Mr. Zorko earned a BS degree in accounting from The Ohio State University, an MBA from the University of Minnesota, and completed the FEI’s Chief Financial Officer program at Harvard University.  He is a Certified Public Accountant and a member of the National Association of Corporate Directors.

There are no arrangements or understandings between Mr. Zorko and any other persons pursuant to which he was selected as Interim Chief Financial Officer.  There are also no family relationships between Mr. Zorko and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Zorko’s employment with the Company and pursuant to an offer letter from the Company (the “Offer Letter”), he will receive an annual base salary of $357,875. Mr. Zorko’s target incentive bonus opportunity for the period between June 21, 2014 and September 30, 2014 will be 40% of his base salary for such period.  In addition, Mr. Zorko will receive an acceptance bonus of $55,830.

The foregoing summary is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Departure of Michael K. Burke as Senior Vice President and Chief Financial Officer

Michael K. Burke, the Company’s Senior Vice President and Chief Financial Officer left the Company to pursue other interests on June 20, 2014 (the “Separation Date”).  In connection with his departure, the Company and Mr. Burke entered into a Separation Agreement (the “Separation Agreement”).  Under the terms of the Separation Agreement, and provided that Mr. Burke does not revoke acceptance of the terms of the Separation Agreement, Mr. Burke will receive (i) an annual base salary of $357,875 for 78 weeks, (ii) up to $25,000 in the aggregate of outplacement assistance services through December 20, 2014, (iii) a payment of $103,146, which is an amount equal to his target bonus under the Landauer, Inc. Incentive Compensation Plan (the “Incentive Plan”) prorated according to the amount of time Mr. Burke was employed during the fiscal year ending September 30, 2014 and (iv) continued medical coverage at the active employee rate for up to 18 months after the Separation Date.

7,949 shares of Mr. Burke’s unvested Restricted Shares and Performance Based Restricted Shares under the Incentive Plan will become vested in accordance with the terms of the applicable award agreement and those Restricted Shares and Performance Based Restricted Shares that do not vest will be forfeited.

In the Separation Agreement, Mr. Burke released and discharged any and all claims against the Company and its affiliates, including claims that arise out of his employment or cessation of employment with the Company or any of its affiliates and acknowledged the terms and conditions of the Landauer Non-Competition and Confidentiality Agreement.

The foregoing summary is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated by reference.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Offer Letter between the Company and Mark Zorko, dated as of June 17, 2014
10.2	Separation Agreement between the Company and Michael K. Burke, dated as of June 17, 2014
99.1	Press Release dated June 23, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAUER, INC.

June 23, 2014	By:	/s/ William E. Saxelby
William E. Saxelby
President and Chief Executive Officer